Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-260441) pertaining to the Pyxis Oncology, Inc. 2019 Stock Plan, Pyxis Oncology, Inc. 2021 Equity and Incentive Plan, and Pyxis Oncology, Inc. 2021 Employee Stock Purchase Plan of our report dated March 29, 2022, with respect to the consolidated financial statements of Pyxis Oncology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 29, 2022